Filed Pursuant to Rule 424(b)(3)

Registration File No.: 333-289050

NB PRIVATE MARKETS ACCESS FUND LLC

Supplement dated March 9, 2026 to the

Prospectus and Statement of Additional Information dated July 31, 2025

This supplement amends certain information in the Prospectus and Statement of Additional Information, dated July 31, 2025, of NB Private Markets Access Fund LLC (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and Statement of Additional Information that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus.

Effective immediately, the following changes are made to the Prospectus and Statement of Additional Information:

Brien Smith has stepped down as a member of the Neuberger Berman Private Investment Portfolios and Co-Investments Investment Committee (“PIPCO Investment Committee”) and retired from his role as a Senior Adviser to the Neuberger Berman Private Equity Division. The other 12 members of the PIPCO Investment Committee will continue to serve as the Fund’s portfolio managers.

As such, all references to Brien Smith and corresponding information are removed from the Prospectus and Statement of Additional Information.

Investors should retain this supplement for future reference.